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                                                                   Exhibit 10-17

                     AMENDMENT NO. 1 TO FINANCING AGREEMENT


               AMENDMENT NO. 1, dated July 15, 1997 ("Amendment"), to Financing Agreement dated September 10, 1996 ("Financing Agreement") by and between United Leisure Corporation, a Delaware corporation ("ULC") and Grand Havana Enterprises, Inc., a Delaware corporation ("GHE").

               WHEREAS, the parties hereto wish the amend the Financing Agreement to provide that GHE not be required to replace the cash collateral pledged by ULC from one- half of all initial membership fees received from members of GHE's Grand Havana Rooms in New York and Washington, D.C.;

               WHEREAS, in consideration for such modification to the Financing Agreement Grand Havana wishes to agree to grant to ULC or its designee warrants to purchase up to 150,000 shares of its common stock on the terms and conditions provided for herein;

               NOW, THEREFORE, in consideration for the mutual promises contained herein, the parties hereto agree as follows:

               1. Amendment to Financing Agreement. Section 2 of the Financing Agreement is amended by deleting the first sentence of this Section so that the full Section 2 shall now read as follows:

        "2. At the end of eighteen (18) months after Leisure's pledge of the cash collateral, Restaurants shall cause all of Leisure's remaining cash collateral to be released and returned to Leisure. It is understood and agreed by and between the parties hereto that the cash collateral pledged by Leisure hereunder is not an asset of Restaurants and such cash collateral shall always be deemed an asset of Leisure."

               2. Issuance of Warrant. At any time from the date of this Amendment to a period of one year after the date of this Agreement, upon the request of ULC, GHE shall issue to ULC or its designee warrants to purchase 150,000 shares of the common stock of GHE, which warrants shall be exercisable for a period of three years from the date of issuance at an exercise price of the lesser of $.75 per share or 75% of the average of the last trade price of the common stock of GHE for a period of ten business days immediately prior to the exercise of the warrant. GHE agrees to register the shares underlying the warrants within thirty days following receipt by GHE of written notice from the holder of the warrants of its intent to exercise all of its warrants.


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               3.   Ratification of Financing Agreement. All of the terms and
provisions of the Financing Agreement, except as such terms and provisions have been modified by this Amendment, are hereby ratified, approved and confirmed in all respects.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above-written.

                                           UNITED LEISURE CORPORATION


                                           By: /s/ Harry Shuster
                                              ---------------------------------
                                                   Harry Shuster, President

                                           GRAND HAVANA ENTERPRISES, INC.
                                           (formerly United Restaurants, Inc.)


                                           By: /s/ Harry Shuster
                                              ---------------------------------
                                                   Harry Shuster, President



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